EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Searchhelp, Inc. and Subsidiaries

We consent to the inclusion in this Post Effective Amendment # 6 to the Registration Statement on Form SB-2 (Registration Number 333-97687) and the related Prospectus of SearchHelp, Inc. and Subsidiaries, of our report dated March 24, 2006 with respect to the consolidated balance sheet of SearchHelp, Inc. and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2005, which report also contains an explanatory paragraph regarding the company's ability to continue as a going concern. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.


New York, New York                          Lazar Levine and Felix LLP
September   20, 2006